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                                                                      EXHIBIT 8


                                                   May 29, 1998


Nextel Communications, Inc.
1505 Farm Credit Drive
Suite 100
McLean, Virginia  22102

         Re: Exchange Offers for 9.95% Senior Serial Redeemable Discount Notes due 2008 and 11.125% Series E Exchangeable Preferred Stock

Dear Sirs:

         We have acted as counsel to Nextel Communications, Inc. in connection with the Registration Statement on Form S-4, to which this opinion appears as
Exhibit 8, which includes the Prospectus of the Company relating to the Exchange Offers (as such term is defined in the Prospectus). Unless otherwise indicated, any capitalized terms used herein shall have the same meanings that such terms have in the Prospectus.

         On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus contained in the Registration Statement summarizes the principal United States federal income tax consequences relevant to the Exchange Offers and to purchase, ownership and disposition of the Notes, Preferred Stock and Exchange Debentures.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus constituting part of the Registration Statement.

                                             Very truly yours,


                                             /s/ JONES, DAY, REAVIS & POGUE
                                             ------------------------------
                                             Jones, Day, Reavis & Pogue
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